EXHIBIT 99.1
Motorola Names David Dorman, Former Chairman and CEO of AT&T, to Board of Directors
SCHAUMBURG, Ill. — July 10, 2006 — Motorola, Inc. (NYSE: MOT) today announced that David Dorman, the former chairman and chief executive officer of AT&T, has been elected to Motorola’s board of directors effective 10 July.
“David is a proven leader with 25 years of leadership experience in the telecommunications industry,” said Ed Zander, Motorola’s chairman and chief executive officer. “He is an outstanding addition to Motorola’s board of directors and we look forward to benefiting from his independent perspective, operational expertise and strategic insight.”
Dorman, 52, joined AT&T Corp. as president in December 2000 and served as chairman and chief executive officer from 2002 through 2006. Previously Dorman was CEO of Concert, the global venture created by AT&T and British Telecommunications from 1999 to 2000 and chairman, president and CEO of PointCast Inc., an Internet based news and information service, from 1997 to 1999. Prior to that Dorman was as an executive vice president at SBC Communications. He assumed that title when SBC acquired Pacific Bell, where Dorman was named chairman, president and CEO in 1994. He began his career in the telecommunications industry at Sprint Corp. in 1981, and ultimately served as President of Sprint Business Services. Dorman serves on the boards of CVS Corporation, YUM! Brands, Inc., the Georgia Tech Foundation, and the Woodruff Arts Center in Atlanta.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.8 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com.
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Jennifer Weyrauch
Motorola Inc.
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Jennifer.weyrauch@motorola.com